Exhibit 99.1

Mesa Air Group Reports Third Quarter 2009 Results

PHOENIX, Aug. 10 /PRNewswire-FirstCall/ -- Mesa Air Group, Inc. (Nasdaq: MESA) (the "Company") announced today a third quarter income from continuing operations of $1.7 million on operating revenues of $232.6 million. Total operating revenues for the third quarter of 2009 decreased $121.3 million, or 34.3% primarily resulting from a year-over-year decrease in capacity and lower fuel revenue. The income of $1.7 million, or $0.01 per share on a diluted basis, compares to income from continuing operations of $1.8 million, or $0.07 per diluted share for the same period of fiscal 2008. Pro forma net income for the quarter was $2.3 million or $0.02 per diluted share compared to a net loss of $2.5 million or $0.09 per diluted share for the same period of fiscal 2008. Pro forma net income for the quarter includes adjustments for the following items on an after tax basis: $1.4 million for income from equity method investments, $1.2 million for a maintenance reserve and $0.9 million for costs associated with our Chinese joint venture.

Total Available Seat Miles ("ASMs") for the third quarter of fiscal 2009 decreased 10.8% from the third quarter of 2008. The decrease was primarily due to a reduction in the number of aircraft flown from 161 as of June 30, 2008 to 142 as of June 30, 2009. At June 30, 2009 Mesa's operating fleet was comprised of 68 50-seat regional jets, 38 86-seat regional jets, 20 66-seat regional jets, and 16 37-seat turboprops. As of June 30, 2009, the Company operated 48 regional jets and six turboprops on a codeshare basis with US Airways, 46 regional jets and ten turboprops for United, 22 regional jets for Delta, and had five operational spares. The Company also flew five regional jets in Hawaii, operating as go!.

At June 30, 2009, the Company had cash, cash equivalents, and marketable securities (including current and noncurrent restricted cash) of $35.0 million (including $14.1 million of restricted cash), compared to $64.9 million (including $13.9 million of restricted cash) at September 30, 2008. The decrease in the cash position is primarily attributed to the timing of certain payments and fluctuations in working capital.

Events during the third quarter and recent developments:

— Delta: On April 1, 2009, we removed six ERJ-145 aircraft from the Delta Connection Agreement. Effective April 1, 2009, the Company operated 22 ERJ-145 aircraft pursuant to its Delta Connection Agreement.

On July 2, 2009, the U.S. Court of Appeals affirmed the preliminary injunction against Delta Air Lines. The decision effectively enjoined Delta from terminating Freedom Airlines' Delta Connection Agreement covering certain ERJ-145 aircraft; the preliminary injunction will remain in place while the case proceeds in the U.S. District Court. With both the U.S. District Court and now the U.S. Court of Appeals finding that Mesa has demonstrated a substantial likelihood of success on its claims, Mesa looks forward to having this matter fully and finally resolved at trial.

— China: In April 2009, the Company completed transactions divesting its indirect interest in the Kunpeng Airlines joint venture. Five aircraft were returned from this joint venture.

— go!: We celebrated our third anniversary operating in Hawaii as go!. During the past three years we have continued to expand our presence as a leading inter-island transporter. go! has carried over two million passengers and has become a company with robust personality and established values. For the first nine months of fiscal 2009 go! reported operating losses of $4.7 million on operating revenues of $29.9 million compared to operating losses of $22.3 million on operating revenues of $29.0 million for the same period in the prior year.

"While we continue to face significant challenges in the upcoming quarters, we continue to strive to serve the needs of our partners while providing excellent customer service to our passengers," said Mesa Chairman and CEO, Jonathan Ornstein. "On behalf of the entire executive staff, I would like to express our gratitude to thank our airline partners, vendors, suppliers, and hardworking employees for their continued dedication and support."

	Operating Data		Operating Data
	Three Months Ended		Nine Months Ended
	Jun. 30, 2009	Jun. 30, 2008	Jun. 30, 2009	Jun. 30, 2008
Passengers	3,281,626	3,461,067	9,359,489	10,314,737
Available seat miles ("ASM") (000's)	1,813,730	2,032,769	5,246,721	6,137,096
Revenue passenger miles (000's)	1,446,825	1,564,790	4,008,024	4,544,107
Load factor	79.8%	77.0%	76.4%	74.0%
Yield per revenue passenger mile (cents)	16.1	22.6	18.2	22.0
Revenue per ASM (cents)	12.8	17.4	13.9	16.3
Operating cost per ASM (cents)	12.6	17.6	13.6	15.9
Average stage length (miles)	398.5	402.6	385.6	400.4
Number of operating aircraft in fleet	142	161	142	161
Gallons of fuel consumed	29,653,004	39,186,545	95,504,456	120,628,063
Block hours flown	107,450	120,424	323,896	369,800
Departures	71,759	78,448	214,957	241,605

MESA AIR GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2009	2008	2009	2008
	(Unaudited)
	(In thousands, except per share data)
Operating revenues:
Passenger	$ 230,253	$ 350,598	$ 721,317	$ 990,641
Freight and other	2,346	3,316	9,416	10,194
Total operating revenues	232,599	353,914	730,733	1,000,835
Operating expenses:
Flight operations	81,003	90,545	251,307	273,323
Fuel	51,435	149,185	180,293	383,863
Maintenance	56,739	58,286	162,700	197,180
Aircraft and traffic servicing	16,609	20,602	50,881	60,512
Promotion and sales	1,303	1,724	3,716	3,427
General and administrative	11,771	27,208	38,004	63,184
Depreciation and amortization	9,485	9,523	27,515	28,879
Loss contingency	-	-	-	(34,100)
Bankruptcy settlement	-	-	-	(27)
Impairment of long-lived assets	41	-	391	-
Total operating expenses	228,386	357,073	714,807	976,241
Operating income (loss)	4,213	(3,159)	15,926	24,594
Other income (expense):
Interest expense	(4,639)	(7,999)	(18,227)	(27,399)
Interest income	932	1,122	3,029	5,641
Gain on extinguishment of debt	-	7,326	45,317	14,680
Loss from equity method investments	2,308	1,269	749	(289)
Other income (expense)	(539)	4,284	(1,430)	10,483
Total other income (expense)	(1,938)	6,002	29,438	3,116
Income (loss) from continuing operations before taxes	2,275	2,843	45,364	27,710
Income tax provision (benefit)	620	1,025	65,498	11,187
Net income (loss) from continuing operations	1,655	1,818	(20,134)	16,523

Loss from discontinued operations, net of taxes	(4,377)	(5,578)	(4,024)	(15,070)
		.
Net income (loss)	$ (2,722)	$ (3,760)	$ (24,158)	$ 1,453

Basic income (loss) per common share:
Income (loss) from continuing operations	$ 0.01	$ 0.07	$ (0.23)	$ 0.61
Loss from discontinued operations	(0.03)	(0.21)	(0.05)	(0.55)
Net income (loss) per share	$ (0.02)	$ (0.14)	$ (0.28)	$ 0.06

Diluted income (loss) per common share:
Income (loss) from continuing operations	$ 0.01	$ 0.07	$ (0.23)	$ 0.55
Loss from discontinued operations	(0.03)	(0.21)	(0.05)	(0.43)
Net income (loss) per share	$ (0.02)	$ (0.14)	$ (0.28)	$ 0.12

	Three Months Ended June 30,		Nine Months Ended June 30,
	2009	2008	2009	2008
PRO FORMA (After tax):

Net income (loss) from continuing operations	$ 1,655	$ 1,818	$ (20,134)	$ 16,523
Adjustment to income tax expense	-	-	54,039	-
Net (gain)/loss on securities	-	(1,189)	-	(5,441)
(Gain)/loss on disposal	(26)	(264)	175	180
Lease return costs	-	330	1,332	2,129
(Gain) on extinguishment of debt	-	(4,514)	(27,925)	(9,046)
(Gain)/loss associated with the return of aircraft	-	(1,271)	-	3,865
Code share partner settlement	-	1,878	-	1,878
Maintenance reserve	1,210	-	1,210	-
Impairment charges	25	-	241	-
Inventory write-down	-	-	1,137	-
Interest rate cap	-	-	-	452
go! legal expense	36	778	(131)	1,822
Costs on China JV	865	706	2,788	1,741
Loss contingency - Hawaiian settlement	-	-	-	(21,012)
(Gain) Loss from equity method investments	(1,422)	(782)	(461)	177
Pro forma net income (loss) from continuing operations	$ 2,343	$ (2,510)	$ 12,271	$ (6,732)

Pro forma income (loss) per common share:
Basic	$ 0.02	$ (0.09)	$ 0.14	$ (0.25)
Diluted	$ 0.02	$ (0.09)	$ 0.14	$ (0.25)

To supplement our consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP measures of pro forma net income (loss) and pro forma earnings (loss) per share, which are adjusted from our GAAP results as shown above. These non-GAAP adjustments are provided to enhance the user's overall understanding of our current financial performance. We believe the non-GAAP results provide useful information to both management and investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide investors and management with an alternative method for assessing the Company's operating results in a manner that is focused on the performance of the Company's ongoing operations and to provide a more consistent basis for comparison between quarters. In addition, since we have historically reported pro forma results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting. These measures are not in accordance with or an alternative for GAAP and may be different from pro forma measures used by other companies.

Mesa currently operates 142 aircraft with approximately 800 daily system departures to 108 cities, 38 states, the District of Columbia, Canada, and Mexico. Mesa operates as Delta Connection, US Airways Express and United Express under contractual agreements with Delta Air Lines, US Airways and United Airlines, respectively, and independently as Mesa Airlines and go!. In June 2006 Mesa launched inter-island Hawaiian service as go!. This operation links Honolulu to the neighbor island airports of Hilo, Kahului, Kona and Lihue. The Company, founded by Larry and Janie Risley in New Mexico in 1982, has approximately 3,700 employees and was awarded Regional Airline of the Year by Air Transport World magazine in 1992 and 2005.

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected.

http://www.mesa-air.com/

SOURCE: Mesa Air Group, Inc.

CONTACT:
Mesa Air Group, Inc., +1-602-685-4010

Web Site: http://www.mesa-air.com/